Exhibit 99.5

Firemen,

A few minutes ago, Cisco announced its agreement to acquire Sourcefire. This acquisition is a testament to the fantastic company and business value we all have built over the last 12 years. The combination of our security expertise, our innovation, and our best-in-class products plus Cisco’s sales channels, global reach, and infrastructure will be disruptive to the security market. This is a tremendous opportunity for all of us as our security DNA, people and innovation are key drivers for the acquisition.

Cisco’s acquisition of Sourcefire not only accelerates their security strategy, but it accelerates the realization of our vision for a new model of security that continually addresses threats across the entire attack continuum – before, during and after an attack. But like I said, it’s about more than just the technology. The market has long recognized that the Maryland and Washington D.C. area has become a Center of Excellence for security innovation, and Cisco recognizes that our success is fueled by our talented Firemen here and across the world.

I know that this comes as a surprise to you all and you likely have many questions. For that reason, we’ve scheduled a special event at the Baltimore Waterfront Marriott at 11 a.m. ET today and it will be broadcast live to all Firemen, as well as to Cisco’s security employees. During this event you will meet Chris Young, SVP of Cisco’s Security Group as well as key members of the company’s executive team. Here are the details:

•	Buses will be available in front of the Atrium for pick-up at 10am

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For those who will be remote, please join the webcast via ON24, you must register for this event using the following URL: http://event.ciscowebseminars.com/r.htm?e=662201&s=1&k=A87532A542B8ABD91C4FC72A3C0D2C00

•	You will receive a confirmation email for the event

•	Password for the event is: on fire

•	Remember, this is an employee only event – do not forward this email externally

What happens after this event? Our job is the same as it was last week – to continue to accelerate our vision of the new model of security to the market, and to work diligently with each other according to our Firemen principles. We will continue to operate as a separate company until the acquisition closes. In the meantime, your managers and your human resources team will share information that will help answer your important questions.

Additional Information and Where to Find It

In connection with the proposed acquisition by Cisco Systems, Inc. (“Cisco”) of Sourcefire, Inc. (“Sourcefire”) pursuant to the terms of an Agreement and Plan of Merger by and among Sourcefire, Cisco, and a wholly-owned subsidiary of Cisco, Sourcefire will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Sourcefire, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Sourcefire’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to Sourcefire at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

Sourcefire and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from Sourcefire’s stockholders with respect to the acquisition. Information about Sourcefire’s executive officers and directors is set forth in the proxy statement for the Sourcefire 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of Sourcefire and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Cisco’s proposed acquisition of Sourcefire, Sourcefire’s expected financial performance, as well as Sourcefire’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that Sourcefire may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Cisco and Sourcefire file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Sourcefire identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Sourcefire is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.